Exhibit 99.1

SIXTH AMENDMENT
Dated as of May 27, 2008
to
AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT
Dated as of July 20, 2004

This Sixth Amendment (the “Amendment”), dated as of May 27, 2008, is entered into among IPL Funding Corporation (the “Seller”), Windmill Funding Corporation, a Delaware corporation (“Windmill”), the Liquidity Provider listed on the signature page hereof (the “Liquidity Provider”) and ABN AMRO Bank N.V., as agent for Windmill and the Liquidity Provider (the “Agent”).

Reference is hereby made to that certain Amended and Restated Receivables Sale Agreement, dated as of July 20, 2004 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among the Seller, Windmill, the Liquidity Provider and the Agent.  Terms used herein and not otherwise defined herein which are defined in the Sale Agreement or the other Transaction Documents (as defined in the Sale Agreement) shall have the same meaning herein as defined therein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Upon execution by the parties hereto in the space provided for that purpose below the Sale Agreement shall be, and it hereby is, amended as follows:

(a) The following new defined terms are hereby added to Schedule I of the Sale Agreement in the appropriate alphabetical order:

“Credit Sales” means, for any period of determination, the aggregate amount of trade receivables with credit terms of any kind originated by the  Originator during such period.

“Dilution” means, for any Discount Period, the amount of Deemed Collections deemed to be received during such Discount Period pursuant to Section 1.5(b).

“Dilution Ratio” means, for any Discount Period, a fraction (expressed as a percentage), the numerator of which is the total amount of Dilutions during such Discount Period, and the denominator of which is the amount of Credit Sales generated during the most recently completed calendar month.

“Dilution Reserve Percentage” means 2%.

“Loss Reserve Percentage ” means 15%.

(b) The defined term “Reserve Percentage” in Schedule I of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

“Reserve Percentage” means, the sum of the Dilution Reserve Percentage and Loss Reserve Percentage.

(c) The date “May 27, 2008” appearing in clause (d) of the defined term “Liquidity Termination Date” appearing in Schedule I of the Sale Agreement is hereby deleted and replaced with the date “May 26, 2009.”

(d) Clause (f) of the defined term “Termination Event” is hereby amended in its entirety and as so amended shall read as follows:

(f) the average Dilution Ratio for any three consecutive Discount Periods exceeds 2%, the Delinquency Ratio exceeds 5%, the Default Ratio exceeds 3% or the Loss-to Liquidation Ratio at the end of any calendar month measured for the three month period then ending exceeds 1%; or

Section 2. The Sale Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed.  From and after the date hereof, the Sale Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Sale Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect.

Section 3. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

Section 4. This Amendment shall be governed and construed in accordance with the internal laws of the State of Illinois.

In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

ABN AMRO Bank N.V., as the Agent and as
the Liquidity Provider

By:____________________________________
Title:___________________________________

By:____________________________________
Title:___________________________________

Windmill Funding Corporation

By:____________________________________
Title:___________________________________

IPL Funding Corporation

By:____________________________________
Title:  Treasurer and Assistant Secretary________